Exhibit 99.1

Date: February 1, 2022	CorVel Corporation
5128 Apache Plume Road
Suite 400
Fort Worth, TX 76109

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
www.corvel.com

CorVel Announces Revenues and Earnings

FORT WORTH, Texas, February 1, 2022 — CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter ended December 31, 2021. Earnings per share for the quarter were 76 cents, compared to 63 cents in the same quarter of the prior year. Revenues for the quarter were $165 million, an increase from $142 million in the same quarter of the previous year.

Earnings per share for the nine months ended December 31, 2021 were $2.57, compared to $1.74 for the nine months ended December 31, 2020. Revenues for the nine months ended December 31, 2021 were $475 million, compared to $407 million for the nine months ended December 31, 2020.

New sales remained robust for the quarter and were a record high for the calendar year 2021. Continued investment in payment integrity services created robust growth with CERiS in the health market, an essential component of the Company’s current and future strategy.

The pandemic has changed the mix of workplace injuries and increased the need for virtual and telephonic identification of injuries. CorVel’s virtual care offerings and Advocacy 24/7 nurse hotline allow for treatment without the need of a brick and mortar facility visit. The Company offers a hybrid form of telehealth by bringing a balanced blend of technology alongside essential human contact. This has resulted in improved user experiences and healthcare outcomes, as well as continued triple-digit growth in the utilization of these services.

About CorVel

CorVel Corporation applies technology including artificial intelligence, machine learning and natural language processing to enhance the managing of episodes of care and the related health care costs. We partner with employers, third-party administrators, insurance companies and government agencies in managing workers’ compensation and health, auto and liability services. Our diverse suite of solutions combines our integrated technologies with a human touch. CorVel's customized services, delivered locally, are backed by a national team to support clients as well as their customers and patients.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the stabilization of telehealth usage and the Company’s continued investment in evolving healthcare models, healthcare navigation tools, and other innovative technologies. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement, including the risk that the impact of the COVID-19 pandemic on our business, results of operations and financial condition is greater than our initial assessment.

The risks and uncertainties referred to above include but are not limited to factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2021 and the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2021 and September 30, 2021. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results – Income Statement

Quarters and Nine Months Ended December 31, 2021 (unaudited) and December 31, 2020 (unaudited)

Quarter Ended	December 31, 2021	December 31, 2020
Revenues	$164,508,000	$141,506,000
Cost of revenues	129,320,000	110,613,000
Gross profit	35,188,000	30,893,000
General and administrative	17,506,000	16,937,000
Income from operations	17,682,000	13,956,000
Income tax provision	3,824,000	2,576,000
Net income	$13,858,000	$11,380,000
Earnings Per Share:
Basic	$0.78	$0.64
Diluted	$0.76	$0.63
Weighted Shares
Basic	17,785,000	17,899,000
Diluted	18,211,000	18,180,000

Nine Months Ended	December 31, 2021	December 31, 2020
Revenues	$474,871,000	$407,134,000
Cost of revenues	365,808,000	319,228,000
Gross profit	109,063,000	87,906,000
General and administrative	50,810,000	48,084,000
Income from operations	58,253,000	39,822,000
Income tax provision	11,480,000	8,275,000
Net income	$46,773,000	$31,547,000
Earnings Per Share:
Basic	$2.62	$1.76
Diluted	$2.57	$1.74
Weighted Shares
Basic	17,841,000	17,939,000
Diluted	18,221,000	18,156,000

CorVel Corporation

Quarterly Results – Condensed Balance Sheet

December 30, 2021 (unaudited) and March 31, 2021 (audited)

	December 31, 2021	March 31, 2021
Cash	$115,538,000	$139,716,000
Customer deposits	70,163,000	56,497,000
Accounts receivable, net	69,545,000	64,722,000
Prepaid taxes and expenses	13,429,000	8,006,000
Property, net	70,884,000	70,619,000
Goodwill and other assets	40,762,000	39,876,000
Right-of-use asset, net	43,387,000	45,324,000
Total	$423,708,000	$424,760,000
Accounts and taxes payable	$12,346,000	$13,574,000
Accrued liabilities	158,191,000	148,886,000
Long-term lease liabilities	38,244,000	41,898,000
Paid-in capital	198,987,000	185,944,000
Treasury stock	(629,726,000)	(564,435,000)
Retained earnings	645,666,000	598,893,000
Total	$423,708,000	$424,760,000